Exhibit 99.1
Remarks by Marty Barrington, Altria’s Chairman and Chief Executive Officer, and other members of Altria’s senior management team

Altria Investor Day
New York, NY
June 11, 2013

Remarks by Marty Barrington
Good morning everyone. I’m Marty Barrington, Chairman and CEO of Altria Group, Inc. (Altria). On behalf of our management team, I’d like to welcome you here today and those listening on the webcast to our presentation this morning.

Before we begin, please review the Safe Harbor Statement in today’s presentation and the Forward-Looking and Cautionary Statements section in today’s press release for a description of the various factors that could cause our actual results to differ materially from projections included in today’s remarks. Reconciliations and further explanations of the non-GAAP financial measures discussed today are available on altria.com.

Our focus this morning is on Altria’s plans to continue creating value for shareholders. We’ll start with an overview of Altria’s business model and strengths. We’ll then discuss our tobacco companies’ investments in premium brands, followed by a question and answer session. Then we’ll take a break and give those of you in the room a chance to explore the creative brand materials and technologies we have set up next door. When we return, we’ll discuss the external environment, Altria’s financial strategies and cash returns to shareholders. We’ll finish our morning with closing remarks and another question and answer session, followed by lunch.

You’ll have the opportunity to hear from and meet members of our management team. Most of you know Dave Beran, our President and Chief Operating Officer, Howard Willard, our Chief Financial Officer, and Murray Garnick, Senior Vice President and Associate General Counsel for Altria Client Services. This morning you will also hear from Jim Dillard, Senior Vice President, Regulatory Affairs, and Bruce Gates, Senior Vice President, External Affairs, both with Altria Client Services Inc. (Altria Client Services). We also have with us Billy Gifford, President and CEO of Philip Morris USA Inc. (Philip Morris USA or PM

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

USA), and Brian Quigley, President and CEO of U.S. Smokeless Tobacco Company LLC (U.S. Smokeless Tobacco or USSTC). Everyone will be available throughout our time together today.
Each of these executives has significantly contributed to Altria’s results for shareholders over the years and each will play an important role as we work to continue Altria’s track record of success. Our management team is supported by talented employees who drive our business performance.

We believe that Altria offers a compelling investment proposition with the opportunity for strong total returns consisting of solid adjusted diluted earnings per share (EPS) growth and a significant dividend. Altria’s goal is to grow its adjusted diluted EPS at an average annual rate between 7% and 9% over time. We also have a goal to return approximately 80% of our adjusted diluted EPS to shareholders through dividends.

Altria’s strengths support our ability to achieve these goals and continue to create value for shareholders. These include:

•	The most diverse business model among our U.S. tobacco peers;

•	Leading premium tobacco brands;

•	A systematic approach to innovation, including new products;

•	Well-developed capabilities to address legislation, regulation and litigation challenges;

•	Proven cost management; and

•	A strong balance sheet that supports excellent cash returns to shareholders, primarily through dividends.
We’ll discuss each of these strengths this morning. I’ll begin with a discussion of our business model and innovation.

We believe that Altria’s diverse and successful business model provides the foundation for future growth. Our tobacco companies, Philip Morris USA, John Middleton Co. (Middleton) and U.S. Smokeless Tobacco Company, are the core of this model. These companies have grown income from smokeable and smokeless tobacco products by satisfying adult tobacco consumer preferences with premium brands. In the smokeable products segment, PM USA and Middleton’s strategy is to maximize income while maintaining modest share momentum over time on Marlboro® and Black & Mild®. In the smokeless products segment, USSTC and PM USA seek to increase income by growing volume at or ahead of the category growth rate while maintaining modest share momentum on Copenhagen® and Skoal® combined.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

Our tobacco companies are complemented by growing alcohol assets that include our ownership of Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and our equity investment in SABMiller plc (SABMiller). In the wine segment, Ste. Michelle’s goal is to grow income by expanding its share and distribution of premium wines. Altria also seeks to maximize the contribution of our equity investment in SABMiller to Altria’s total shareholder return.

The tobacco space in the United States is an attractive place to do business with an estimated, combined profit pool of nearly $14 billion in 2012, which includes cigarettes, cigars, smokeless tobacco and other tobacco products. Cigarettes generated the majority of these profits, followed by smokeless tobacco products and machine-made large cigars. The diversity of Altria’s tobacco businesses and the successful execution of their strategies helped Altria earn approximately 52% of the combined tobacco profit pool in 2012.

We estimate that the profit pool grew at a compounded annual rate of 4.5% from 2007 through 2012. And this growth happened during a time of economic challenges, the largest federal excise tax increase on tobacco products in history and new comprehensive regulation of tobacco products by the Food and Drug Administration (FDA or Agency).

There are approximately 56 million adult consumers across all tobacco product categories, according to government data. This number has declined modestly in recent years as declines in adult tobacco use have been partially offset by population growth.

Total tobacco volume declines have also been moderate as declines in cigarette volume have been partially offset by increases in smokeless tobacco products and machine-made large cigar volume. Total tobacco volume based on pounds decreased approximately 2% annually from 2009 through 2012.

Altria’s tobacco companies are well-positioned in the U.S. tobacco space. They have the leading positions in the largest and most profitable tobacco product categories. And in each of these categories, our companies compete with premium brands that enjoy strong equity and higher margins than most of their competitors.

Dave will update you shortly on how we are managing these brands to deliver income growth in our core businesses over the long term. I’ll focus now on our companies’ efforts to develop innovative tobacco products for adult tobacco consumers.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

Our tobacco companies have built their leadership positions over the years by evolving their product portfolios to meet the changing preferences of adult tobacco consumers.

Our companies develop a deep understanding of adult tobacco consumers and their preferences and work to create superior products to meet them.

Of the estimated 56 million adult tobacco consumers in the United States, approximately 44 million are cigarette smokers and approximately 7.5 million consume smokeless tobacco. Approximately 50% of adult cigarette smokers say they are interested in trying innovative types of tobacco products, according to our research.

USSTC and PM USA work to meet this interest by offering new tobacco forms from their leading brands. These offerings include pouches from Copenhagen and Skoal, pre-formed portions like Skoal ReadyCut® and snus and smokeless tobacco sticks from Skoal and Marlboro. Our smokeless tobacco product development is supported by the intellectual property we obtained through the UST LLC (UST) acquisition.

Altria’s subsidiary, Nu Mark LLC (Nu Mark), focuses on responsibly developing and marketing innovative tobacco products for adult tobacco consumers. In 2012, the company introduced Verve® discs, a mint-flavored, chewable tobacco product that contains tobacco-derived nicotine, in approximately 60 stores in Virginia. Nu Mark used the Verve launch to gauge adult consumer acceptance of the product and we are pleased with the brand’s initial results. Nu Mark now plans to expand distribution of Verve discs to approximately 1,200 new stores in Virginia in the second half of 2013. The expansion plans include an improved product and enhanced marketing communications that incorporate the learning we gained over the past year.

Adult smokers are also expressing more interest in e-cigarettes. According to our research, the e-vapor category is growing, but off a small base.  Category growth appears to be driven by increased awareness and trial, as well as expanded retail distribution. Although there are over 200 brands available in many forms, sizes and taste blends, our research shows that adult smokers are aware of only a few brands. Moreover, the existing products that they have tried often do not meet their desires.  In our view, the category is in its early stages and time will tell how it will evolve.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

We’ve now spent a good deal of time studying the category and the business opportunity. Altria’s market research and product development teams have been researching adult smoker preferences and Nu Mark has developed what we believe is a superior product. Accordingly, now is the appropriate time for Nu Mark to enter the category.

This August, Nu Mark plans to introduce MarkTen™ e-cigarettes into a lead market in Indiana. Nu Mark’s objective is to responsibly market and sell a premium product that delivers a superior sensorial experience to adult smokers and vapers. There are opportunities to compete effectively by introducing superior products, building brand equity and navigating a changing regulatory environment. Nu Mark possesses significant capabilities that we believe will provide a competitive advantage as the category evolves.

MarkTen e-cigarettes are designed to offer adult smokers and vapers a familiar draw with an appealing taste. Its unique FOURDRAWTM technology is designed to give adult vapers a more consistent experience, puff to puff and day to day. Nu Mark believes its technology provides an experience that closely resembles the draw of a cigarette.

Unlike many other e-cigarettes, MarkTen e-cigarettes can be used either as a disposable or rechargeable device. To use the product as a rechargeable, adult vapers just need to purchase replacement cartridges and an accessory kit that includes charging devices. The product will be available in two varieties, Classic and Menthol. Retailers will set the consumer pricing, but we believe that the device will sell for about $9.50. Nu Mark plans a number of activities in the lead market to build MarkTen’s brand awareness and equity among adult smokers and vapers.

FDA has stated its intention to regulate e-cigarettes and other tobacco products. In addition, several states and localities have enacted or proposed legislation related to the sale, use or taxation of e-cigarettes. Jim and Bruce will share our views on these proposals later this morning.

In addition to internal research and development, our companies are working with third parties to develop and commercialize innovative new products for adult tobacco consumers. Last year, Altria Client Services entered into an agreement with Okono A/S (Okono), an affiliate of the Danish company Fertin Pharma
A/S, to develop innovative, non-combustible nicotine-containing products. Okono and another Altria subsidiary also formed a joint venture, Richmark GmbH (Richmark), to market and sell these kinds of products outside the United States and Canada.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

This summer, Richmark plans to introduce Tju™ chewing tobacco gum into a test market in Denmark. This product contains tobacco and is an alternative for adult cigarette smokers who wish to continue to enjoy tobacco, but in a smokeless form. It will initially be offered in two varieties, Summer Blend and Dark Blend.

Altria’s companies take a systematic approach to innovation, including the development of new products to meet consumers’ evolving preferences. This approach combines a deep understanding of adult tobacco consumers, product development expertise, intellectual property acquired through the UST acquisition, intellectual property rights owned jointly with Philip Morris International Inc. (PMI) and partnerships with others.

These efforts have contributed to our business results and we believe they position our companies well for the future. In recent years, Altria’s tobacco companies have introduced or expanded cigarettes, cigars and smokeless tobacco products that have evolved their product portfolios, strengthened their brands and contributed to retail share gains. They support these products with initiatives that build their brand equity. Products introduced by Altria’s tobacco companies in the last three years have outperformed those of their leading competitors in cigarettes, cigars and smokeless tobacco in terms of retail share. We’re using the same adult consumer-focused approach to developing and marketing innovative new tobacco products. We expect our innovation strategies to contribute to Altria’s revenue and income growth in the future.

Dave will join us now to discuss our investments in our premium tobacco brands in more detail.

Remarks by Dave Beran

Thanks Marty.

Our tobacco operating companies invest in premium brands in the largest and most profitable tobacco product categories. We believe that these investments position our companies to deliver superior business performance over time, creating long-term marketplace advantages.

Disciplined innovation is at the heart of our brand-building. We start by working hard to understand adult tobacco consumer preferences. We use what we learn to enhance our brands’ connections with them, both in segments where our brands are strong and where they are less developed. And for us, brand innovation

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013 is broader than just developing products; it includes finding creative and engaging ways for our brands to connect with adult tobacco consumers.

Our companies are committed to marketing their products responsibly by taking steps designed to limit reach to unintended audiences. Each limits its one-to-one communications, which include direct mail, email, consumer websites and event marketing, to their age-verified tobacco consumers 21 or older.

Marlboro is the most profitable cigarette brand in the U.S. and it’s the engine that, in large part, drives the business performance of our smokeable products segment. Therefore, we’re always working to improve Marlboro’s marketplace position with equity-building activities that position the brand for future success.

Marlboro’s iconic position as the brand men smoke for flavor rests on a foundation of innovation. In 1954, PM USA repositioned Marlboro with a number of groundbreaking innovations:

•	A new “Richmond Recipe” formulation with a cork-tip filter, launched into a marketplace dominated by non-filtered cigarettes;

•	A new pack design with a red roof and a flip-top box, launched into a marketplace largely made up of soft pack products; and,

•	A new positioning as a flavorful cigarette for men.
These and many other innovations contributed to almost 60 years of retail share growth and Marlboro’s development into the largest cigarette brand in the U.S.

In 2012, Marlboro innovated again with its new architecture. This architecture provides a broad platform to communicate with adult smokers, while staying true to the brand’s essence as the most flavorful, masculine, premium cigarette. Each of the brand’s four flavor families - Red, Gold, Green and Black - expresses Marlboro’s positioning and values in its own unique way, allowing Marlboro to expand the breadth of its equity-building offerings.

The architecture has inspired new thinking about Marlboro, and the brand has been busy connecting with adult smokers in innovative and exciting ways. Let’s look at how the brand is doing this, starting with the recently expanded Marlboro Black family.

Marlboro Black is a bold, modern take on Marlboro, inviting adult smokers to “Navigate the Unknown. Where Bold Flavor Is.”

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

Marlboro Black reinforces this message by regularly sending direct mail to adult smokers on our mailing list. These communicate the flavor family’s core equity and include a coupon that an adult smoker can redeem at retail. When he enters the store to redeem the coupon, he’ll see that PM USA has reset the fixture, giving Marlboro Black its own home. And when the consumer purchases a Marlboro Black product, let’s say a pack of Marlboro NXT™, he’ll see the brand’s bold packaging and then experience its capsule technology that allows him to switch from non-menthol to menthol taste.

The direct mail piece, as well as on-pack communications, also invites the consumer to the new Marlboro website. Once on the site, he can participate in promotions like Marlboro Black’s “Capture the Unknown” sweepstakes, during which participants submitted over 80,000 photos of their own stories of bold adventure; or he can engage in conversations with other adult smokers about the spirit of Marlboro Black, as communicated in the articles, interviews and videos.

The brand also goes on the road with its adult only facility, the Marlboro Black Lounge. Inside this mobile marketing unit, adult smokers have opportunities to interact with the brand and win prizes. They can also explore all four of Marlboro’s flavor families with the brand’s new interactive technologies. You can see some of these at the break and at lunch. In 2012, the Marlboro Black Lounge hosted almost 200,000 adult smokers at events across the nation.

Marlboro Black is off to a strong start. And while we are supporting Marlboro Black with a number of equity-building activities, we are doing just as much with Marlboro’s other flavor families. Here are a few highlights.

Marlboro Green embodies Marlboro’s flavor heritage in a way that brings spontaneity to a classic campaign. The brand brings Marlboro Green to life with its “Flavor Makes the Night” campaign in direct mail, email, on-pack and on-line. For example, Marlboro Green engages adult smokers with the “Flavor Makers” on Marlboro.com. This series highlights venues such as restaurants and bars where “Flavor Makers” create special experiences. Adult smokers have posted thousands of comments on Marlboro.com, engaging in conversations with the “Flavor Makers” themselves, and each other.

Through its “Flavor Makes the Night” campaign, Marlboro Green interacts with adult smokers at different bars across the country. These promotions build brand awareness and allow smokers to register for Marlboro’s mailing list. In addition, the “Flavor Finder” on the website directs adult smokers to those bars with Marlboro Green promotions.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

Marlboro Gold features the Marlboro Man in a different moment, one of relaxation that can only be found in the majestic serenity of the American West. Marlboro Gold makes good on a promise of flavor and enjoyment unique to, and truly worthy of, Marlboro Country. Its equity campaign is built on the tagline, “Flavor is Golden.”

Marlboro Gold’s communications showcase its unique personality. As part of its “Team Marlboro” promotion, over half a million adult smokers pledged to help reduce cigarette litter, and Marlboro Gold has provided them with over 400,000 portable litter devices. Adult smokers can join other Team Marlboro projects as part of the “Help Preserve the Land” campaign. For example, team members are getting ready to explore and clean up Arizona’s scenic Verde river.

Marlboro Red is the foundation upon which the architecture rests. This family established Marlboro as the most flavorful, masculine cigarette brand. PM USA is strengthening Marlboro Red by re-grounding it in the American West and the values of the Cowboy. In 1964, Marlboro first invited adult smokers to “Come to Where the Flavor Is. Come to Marlboro Country” and Marlboro Red keeps this timeless message at its core today.

Marlboro Red invites adult smokers to forge their own brand with the “Stand for your Brand” feature on Marlboro.com. Over a million and a half adult smokers have their own brand, and it becomes their “signature” when they create content on the website. Marlboro Red’s “Rock the Ranch” promotion invites adult smokers to experience 18,000 acres of adventure at the Marlboro ranch in Montana.

While each flavor family has created equity-building activities designed to highlight its unique personality, all the flavor families are part of one great brand - Marlboro. And PM USA designs promotions to reinforce this point.

The brand’s “Wide Open Flavor” promotion invited adult smokers to explore the American West and Marlboro. This promotion connected them with 80 locations across the West, capturing the essence of Marlboro’s four flavor families with videos and pictures. During “Wide Open Flavor,” the brand generated 14 million adult smoker interactions.

Brand equity is an important metric we use to evaluate brand health over the long term. Although it’s a bit early to evaluate the impact of the architecture and supporting activities on brand equity, we’re confident these efforts are improving the Marlboro brand.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

Of course, Marlboro starts from a position of strength, as the brand continues to have excellent brand equity and demographics. According to a TNS brand equity study completed in March, Marlboro’s brand equity scores among adult smokers remain far higher than any other brand in the cigarette category. Also, Marlboro’s equity score among smokers who are 21 to 29 is much higher than any other major cigarette brand, and equals its overall equity score. Marlboro also has strong demographics, as its share among 21 to 29 year old smokers exceeds both its overall share and those of the two largest competitive premium brands combined.

Turning to Black & Mild, it is the premium, machine-made, large cigar brand, positioned as the best any-day cigar adults enjoy for its smooth taste and pleasant aroma. Black & Mild is innovating with a variety of new product offerings. Over the last several years, the brand has strengthened its leadership position in the tipped cigarillo segment with additional varieties, including Royale™, Jazz™ and seasonal blends. The brand is also competing in the untipped cigarillo category with varieties such as Black & Mild Classics, Sweets and Wine.

While the machine-made large cigar category continues to experience heightened competitive activity and Black & Mild’s retail share has declined as a result, Black & Mild is a great brand with strong brand equity scores, both overall and among 21 to 29 year old cigar smokers. Black & Mild will remain focused on its strategy of maximizing income while maintaining modest share growth over the long term.

The investments we’ve made in our companies’ premium smokeable brands are paying off. In 2012, the smokeable products segment:

•	Increased adjusted operating companies income (OCI) 4.2% to $6.3 billion; and

•	Expanded adjusted operating companies income margins 0.9 percentage points from 40.3% to 41.2%.
PM USA also grew Marlboro’s retail share 0.6 percentage points to 43.6%, as measured by our new tracking service.

Turning to our smokeless tobacco brands, Copenhagen has been providing adult dippers moist smokeless tobacco (MST) satisfaction since 1822. Copenhagen’s strong equity is grounded in its core values of masculinity, heritage, authenticity and tradition.

These values have deep roots in Copenhagen’s manufacturing process:

•	It takes four years to make a can of Copenhagen; and

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

•	Every can of Copenhagen is made from 100% American grown tobacco.

While staying true to Copenhagen’s essence and values over time, the brand is innovating by profitably expanding its forms and taste profiles to appeal to more adult dippers. Copenhagen snuff is the center of the brand, with its classic packaging, including the fiberboard can and tin lid. The brand has a long history of leading in the natural segment with its Fine Cut Copenhagen Snuff, Copenhagen Long Cut Natural and Copenhagen Straight.

More recently, Copenhagen has offered additional products to reach adult dippers with different taste preferences. With the launch of Copenhagen Long Cut Wintergreen, positioned as the most flavorful wintergreen MST product, the brand entered the largest and fastest growing segment of the category. Since 2010, Copenhagen Long Cut Wintergreen has delivered 10 consecutive quarters of share growth.

Copenhagen Southern Blend™ also addresses different preferences. It has a mellow taste in a manageable long-cut form. In 2012, the brand expanded Copenhagen Southern Blend to 27 states. And in February of this year, the brand began shipping Southern Blend to the Northeast.

Copenhagen has been innovating in other ways too. The brand has used its “Men of Copenhagen” campaign as a creative way to reinforce the brand’s core values and engage adult dippers. The campaign gives “Men of Copenhagen” from across the country the opportunity to join projects to improve their communities. For example, in 2012 the “Men of Copenhagen” restored a river front park in McKeesport, Pennsylvania.

Copenhagen also uses creative packaging to engage adult dippers and grow the franchise. With its “Fresh Pull Pack,” the brand communicates its core message, “Satisfaction since 1822,” while incentivizing repurchase with money off the next purchase. Copenhagen uses new under-lid communications to reinforce its core equity, provide attractive offers and encourage adult dippers to visit the new Copenhagen website, Freshcope.com.

The brand’s website effectively connects with adult dippers on-line, including with mobile devices. It reinforces equity, executes promotions, delivers value and generates awareness about Copenhagen products. In the “Barrel Room,” adult dippers connect with Copenhagen’s legendary craftsmanship. And the website enables user-generated content, allowing Copenhagen adult dippers to share their own stories.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

In 2012, the brand also revamped the Copenhagen workshop. This mobile marketing unit is used at events across the country. The workshop increases the number of connections between Copenhagen and adult dippers by allowing them to try Copenhagen products and purchase a can at a great price.

Skoal is the contemporary MST brand that provides a smooth smokeless tobacco experience.  Skoal’s products offer great taste in forms that are easy to manage. While Copenhagen is the original MST brand, Skoal has historically been the innovation leader, helping expand the forms and blends of MST. Skoal was the first to introduce:

•	Wintergreen in 1934;

•	Pouches in 1983; and

•	Mint in 1985.
Today, adult dippers can find Skoal in every major MST form, including Fine Cut, Long Cut, Pouches and Snus. They can also find Skoal in many varieties such as Wintergreen, Mint, Straight and other blends.

This tradition continues. In 2012, the brand expanded Skoal ReadyCut, offering adult dippers pre-formed portions that provide great taste and are easier to control than conventional MST products. Skoal ReadyCut is now available in 21 states in Mint, Wintergreen and Straight at a premium price.

Skoal has evolved its traditional product portfolio as adult dipper taste preferences have changed. Now adult dippers can choose between the big, smooth flavor of Skoal X-TRA® products and the balanced, smooth taste of Skoal Classic products.

In February this year, the brand began to refresh Skoal’s packaging to better reflect the brand’s contemporary premium qualities and to better communicate the attributes of Skoal X-TRA and Skoal Classic. Last month, the brand introduced a new retail look that features both a Skoal Classic Zone and a Skoal X-TRA Zone.

Skoal is also engaging adult dippers on the web and at events. On Skoal’s updated website, adult dippers can view brand news and explore Skoal offerings in the “Line Up” section. Inside the “Skoal Zone,” which the brand takes on the road, adult dippers can try Skoal products, compete in interactive games and take home some new gear, compliments of the brand.

USSTC’s investments in Copenhagen and Skoal have delivered strong results. These premium brands have the highest brand equity scores in the MST category. In 2012, the smokeless products segment:

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

•	Grew adjusted operating companies income by 7.0% to $959 million; and

•	Grew adjusted operating companies income margins by 1.8 percentage points to 60.8%.
Copenhagen and Skoal grew their combined domestic smokeless products shipment volume by 6.2% for the full-year of 2012 and grew their combined retail share by 1.5 percentage points during the same period, as measured by our new tracking service.

Turning to the wine segment, Ste. Michelle has complemented our tobacco operating companies’ performance with strong income growth. Ste. Michelle’s strategy is to grow income by expanding its share and distribution of premium wines. Currently, it is the third largest premium wine producer in the U.S., and is among the fastest growing of the Top 10 premium wine producers, according to the Nielsen Company.

Ste. Michelle’s estates include Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars®. Also, Ste. Michelle imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the U.S.

In 2012, 14 Hands broke the million case mark and was named “Leaders Choice - Wine Brand of the Year” by Market Watch magazine. 14 Hands was also the wine sponsor of the Kentucky Derby and was the featured wine at various events throughout Derby week.

Ste. Michelle’s strategies enabled it to grow its adjusted operating companies income by 9.5% for the full year of 2012.

In summary, our operating companies are focused on investing in premium brands. Each uses disciplined innovation to strengthen their premium brands. These investments are delivering positive results and we believe they position our companies for future growth.

Now, Marty and I will take your questions.

Remarks by Jim Dillard

Good morning everyone. I’m Jim Dillard. I am responsible for leading the Altria Regulatory Affairs department and I’ve been with the Altria family of companies for four and a half years. Before joining Altria in the acquisition, I spent seven years at UST, where I was Senior Vice President of Manufacturing,

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

Science and Technology. Prior to joining the tobacco industry, I held various positions at FDA for over 14 years, including Director of the Division of Cardiovascular and Respiratory Devices. My current role allows me to combine my FDA and tobacco experience to help Altria address federal tobacco regulation for our businesses and their adult tobacco consumers.

We have structured our Regulatory Affairs team into four key areas: regulatory advocacy and engagement, quality compliance, regulatory sciences and regulatory reporting. In the broadest terms, we think of our regulatory work in two primary areas - compliance and engagement.

Early on in establishing the Regulatory Affairs function for Altria, we developed core principles for interacting with the Agency. Our aim is to be:

•	Informative;

•	Science and evidence-based;

•	Balanced; and

•	Constructive.
We also seek to provide strong support for our positions by drawing on our companies’ deep knowledge of tobacco product development, manufacturing, marketing, sales and distribution. Finally, we advocate for accurate and non-misleading product communications to adult tobacco consumers. We believe we’re making progress in establishing a positive long-term relationship with FDA. We want the Agency to expect thorough and complete analysis from Altria, and we hope to be in a position over time to increase our interactions and engagements with FDA on specific regulatory issues and the underlying science.

FDA regulation is a marathon, not a sprint, so we are taking a long-term and methodical approach to the work that we do. For example, we have submitted over 70 papers to the Agency covering a range of important issues, participated in 30 meetings with FDA and presented multiple times to the Tobacco Products Scientific Advisory Committee (TPSAC). We also make appropriate FDA submissions available on our website. In fact, we encourage you to visit Altria.com - specifically the Federal Regulation of Tobacco section of the site. You’ll find these regulatory submissions there - searchable by subject and year.

Some of our tobacco operating companies also hosted FDA at their facilities to share information on how they manufacture tobacco products. Over the past four years, the principal focus for FDA and tobacco product manufacturers has been on implementing the statutory requirements of the Family Smoking Prevention and Tobacco Control Act (Act). In recent public comments, FDA has described its near-term

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013 priorities, emphasizing decisions on substantial equivalence, deeming of other tobacco products and menthol. While the timing of FDA action on these topics is unclear, these priorities are consistent with our expectations and Marty’s remarks at CAGNY in February. Given FDA’s stated focus on these priorities, let’s discuss each briefly.

With respect to substantial equivalence, we’ve had on-going scientific engagement with FDA on our submissions. We have a dedicated team working to timely respond to all FDA information requests and we have regular on-going dialogue with the Office of Science as they review the substantial equivalence submissions. We expect FDA to make additional progress on this topic in 2013.

Regarding the deeming regulation, the Act authorizes FDA to issue regulations asserting jurisdiction over other tobacco products and FDA has said it intends to regulate cigars, e-cigarettes and other tobacco products. While we expect FDA to issue proposed deeming regulation soon, it’s important to consider these proposals in the context of the broader vetting process for proposed regulations like these.  As this organizational chart illustrates, we expect that deeming regulation will be reviewed by several parts of the agency. First, we’d expect draft regulations to be reviewed by multiple departments within the Center for Tobacco Products (CTP), including the Office of Science, the Office of Policy, the Office of Regulation and, of course, by the CTP Director - Mr. Zeller.  Once the CTP’s reviews have been completed, we’d expect the proposed regulation to be reviewed at the Agency level by FDA’s Office of the Chief Scientist and the Office of the Commissioner.  And, after that, we’d expect review by the Department of Health and Human Services and finally the Office of Management and Budget.  All of this - and potentially more - likely is happening on an issue as complicated as extending FDA’s regulatory authority to new classes of tobacco products.

Once published, we will carefully evaluate it, assess the potential business implications and share our perspective with FDA through the public comment process. In the meantime, we have been working very closely with Middleton and Nu Mark preparing them for eventual regulation. Importantly, we expect that FDA will not issue a final regulation until after interested parties have had a chance to participate in the notice-and-comment rule-making process.

As Marty shared, Nu Mark is entering the e-vapor market and expanding its lead market for Verve discs. We have shared our perspective with FDA regarding appropriate regulation of these types of tobacco products. At the principle level, we believe FDA’s regulation of these products should:

•	Be appropriate for the category;

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

•	Permit continued access for adult cigarette smokers interested in alternatives to smoking while limiting reach to unintended audiences;

•	Provide for accurate and non-misleading product communications to adult tobacco consumers;

•	Encourage research and monitoring;

•	Establish product evaluation guidelines and Good Manufacturing Practices that enable consistent product performance and reduce variability; and

•	Provide a reasonable transition period to comply with regulations.

Let’s turn to Modified Risk Tobacco Products or MRTPs. As you may know, FDA issued draft guidance for MRTP applications in March 2012.

We have encouraged the Agency to focus on harm reduction and acknowledge a continuum of risk. The law expressly recognizes the potential role that modified risk tobacco products may play in reducing the harm caused by tobacco use. In recent comments, FDA has expressed interest in this topic, recognizing that different products may well present different risks to individual users. They also raised important questions related to population harm and the role that this will play in the Agency’s analysis of any MRTP applications by the industry. Finally, FDA encourages the industry to submit MRTP applications.
We have shared our perspectives and proposed principles on MRTPs with the Agency. We continue to believe that Congress created the MRTP regulatory pathway so that FDA could have broad tools available to reduce tobacco-related harm. FDA has the potential to significantly advance its mission of promoting and protecting public health by successfully implementing a regulatory framework for MRTPs.

Let me briefly touch on menthol. As you may know, once the TPSAC completed its work on menthol two years ago, the CTP began to review the available science related to the impact of menthol in cigarettes on public health. It then submitted its independent review of the science to an external peer review. We submitted two substantial sets of comments on the available science and the impact of unintended consequences. Our continued analysis of the science and evidence related to menthol affirms our perspective that menthol added to cigarettes does not increase the inherent risks of cigarette smoking.

Any future action taken by FDA to regulate the sale or distribution of menthol cigarettes or establish a tobacco product standard for menthol cigarettes will require rulemaking that includes public notice and the opportunity for public comment.  FDA is also required to consider other issues, including illicit trade, contraband and counterfeit.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

To sum up, Altria supported the enactment of federal legislation granting FDA regulatory authority over tobacco products. We believe that FDA regulation can play a significant role in reducing the harm caused by tobacco products. This is a goal that we share with the public health community and society, and we believe it is good for our company and the industry as a whole. We have built significant regulatory capabilities to both comply with the Act and continue to engage and share science-based information with FDA and other stakeholders about regulatory issues important to our businesses.

Now, let me turn the podium over to Bruce who will discuss External Affairs.

Remarks by Bruce Gates

Thanks Jim. Good morning and thank you for the opportunity to speak with you today.

I’m Bruce Gates and my role at Altria Client Services is to lead our External Affairs efforts, which includes our Government Affairs and Corporate Affairs functions. Among other things, we provide legislative advocacy and communications services to our operating companies and Altria Group and maintain a lobbying presence at the federal, state, and local levels. We also work with Jim and his Regulatory Affairs team to support our engagement with FDA.

An important component of Altria’s Mission is to Align with Society by actively participating in resolving societal concerns relevant to our businesses. To support this goal, we seek input about our business practices from a broad range of stakeholders. Our engagement with them helps inform our business practices, assists in identifying emerging issues and improves our stakeholders’ understanding of our companies. This engagement has informed our support of programs to help reduce underage tobacco use, our advocacy for reasonable regulation that can reduce the harm associated with our products, and our support for legislation to help combat illegal trade in tobacco products.

There are times, however, when legislation or regulation is proposed that would have a negative impact on our business. In these instances, we advocate our positions by engaging responsibly with government officials, our business partners, consumers, employees and many other stakeholders. I’d like to focus on one of these issues - taxes - to illustrate how we approach public policy issues.

Tax increases, both excise and income, present risks to our company; and maintaining appropriate tax policy and rates is an important objective for our businesses. Altria’s strong business performance in the

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013 face of recent economic and external challenges speaks, in part, to the value of our effective engagement in the legislative and political processes.

Today, tobacco taxes are high by almost any measure. When combined, the federal and state excise taxes on a pack of cigarettes amount to $2.43, on a weighted average basis. All in, payments to governments comprise about 55% of the price of a pack of cigarettes.

Not only are tobacco excise taxes high, but they are regressive and unfairly burden tobacco consumers. And when they are too high or increased dramatically, they can create significant financial incentives for criminals to engage in illicit activity that undermines tax revenues and hurts law-abiding businesses.

Tobacco consumers should not be asked to disproportionately bear the cost of large-scale, government spending programs asserted to benefit many. As you know, the Administration recently proposed a near doubling of the federal cigarette excise tax and a similar increase for other tobacco products-all to pay for a broad-based federal program. We oppose this increase and will closely monitor this issue.

High excise tax rates and large tax increases also encourage smuggling, contraband activity and counterfeiting. Ultimately, these activities deny the government revenue and deny income to the law-abiding members of the distribution chain. The U.S. Alcohol and Tobacco Tax and Trade Bureau estimates that the federal revenue losses alone from illicit cigarette trade could be $5 billion annually. Some studies show that in New York state, where a pack of cigarettes may carry as much as $8.00 in taxes and fees, more than half of cigarettes consumed are brought in through illegal channels or from consumers buying their cigarettes out of state.

An important emerging issue is if or how to tax new forms of nicotine-containing products like those we have discussed this morning. We think that initially governments would be wise to avoid taxing products like these altogether until we’ve seen where the consumers ultimately land and to allow regulators fair opportunity to better understand how these products might fit into an effective harm reduction strategy.

From 2010 through 2012, we saw a relative moderation in the number of large increases in state excise taxes on tobacco products. Over that two-year period, the year-end weighted average state cigarette excise tax increased at a compounded annual rate of 2% as compared to 10% from 2004 to 2010. Last year, we engaged in 16 states where increases were proposed. Of those, only two were successful. As of July 1, the weighted average state excise tax will increase approximately three cents due to the $1.60 per

                                                18
Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013 pack increase in Minnesota. The weighted average state excise tax as of that date will be about $1.45, four cents higher than the end of 2012 based on increases enacted to date. We are opposing large increases proposed in several states where legislatures remain in session.

To conclude on excise taxes, when we think that government is over-reaching, we vigorously defend our consumers. A recent example was our participation with a broad coalition of tobacco companies, taxpayers, small businesses, law enforcement and labor that successfully opposed a tobacco tax increase that was on the ballot last year in California. We also encourage our consumers to participate in the legislative process. Our tobacco companies launched Citizens for Tobacco Rights, a website that offers information, tools and resources to help them get involved in tobacco issues.

Now, I’d like to spend a few minutes on federal income taxes. As a high dividend-paying company, we understand the importance of maintaining a low federal personal income tax rate on dividends. In 2002 and 2003, we advocated to lower the dividend tax rate and bring it into parity with the capital gains rate. Then again last year, as the lower rate was set to expire, we worked with a coalition of like-minded organizations in support of keeping the tax rate as low as possible. Our engagement included advocating with policy makers and activating our employees, retirees, and other shareholders to weigh in with Congress and the Administration. We are pleased that Congress and the President agreed on a permanent change to the tax code maintaining a lower tax rate for dividends than on ordinary income and parity between the tax treatment of dividends and capital gains.

Finally, a word on corporate income tax. We believe that America’s corporate tax rates are too high, the code too complex and the entire system not competitive.

For these reasons, in 2011, we helped form the RATE coalition - to Reform America’s Tax Equitably.  Now, less than two years later, we are one of 30 members representing 30 million employees advocating for sound and equitable reforms to the tax code.  It has been more than a quarter of a century since comprehensive tax reform was last enacted. We were pleased that both presidential candidates advocated for lower corporate rates during the campaign, and we will continue to actively engage with Congress on this important issue.

To close, our companies have developed a comprehensive approach to understanding and proactively addressing many of these risks. We have also built significant capabilities and expertise to responsibly advocate on issues of importance to our businesses and our shareholders.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

Thank you for your time. Murray will now take us through a litigation update.

Remarks by Murray Garnick

Thanks Bruce. Good morning everyone.

We have continued to achieve substantial success in managing the tobacco and health litigation, notwithstanding significant challenges. A comprehensive discussion of the tobacco-related litigation can be found in Altria’s 2013 first quarter Form 10-Q filing. This morning I will touch on two categories of tobacco litigation - “lights” class actions and individual cases, including Engle progeny cases. Finally, I will briefly update the current status of non-participating manufacturer (NPM) proceedings.

With respect to the “lights” class actions, the overwhelming majority of federal and state courts have refused to certify these cases; however, state courts in California, Missouri and Massachusetts have certified three “lights” cases. In California, the Brown class action trial is currently underway before the state court without a jury. In Missouri, the Larsen case is scheduled to be retried in January 2014, and in Massachusetts the Aspinall case is active but does not have a trial date. Although outcomes of these cases remain uncertain, we believe we have substantial defenses in all of them. Other “lights” cases are pending in federal and state courts, but courts in those cases have yet to decide whether these should be certified as class actions. In federal court, no “lights” case is currently certified as a class action and no class certification in federal court has ever withstood appeal.

In the Miles/Price case, the plaintiffs continue to try to reopen the judgment that dismissed their claims and reinstate the original verdict that was vacated by the Illinois Supreme Court. Most recently, plaintiffs’ petition was dismissed for the second time by the trial court, and plaintiffs are appealing that dismissal.
With respect to individual cases outside of Florida, we continue to see a clear downward trend. In 2012, only two new individual personal injury cases were served on PM USA, while 10 such cases were dismissed. Since 2011, other than retrials or trials of derivative claims, PM USA tried four individual cases in New York, Massachusetts and Alaska, winning all four.

Regarding the Engle progeny cases, events in 2012 and the first half of 2013 demonstrate that these are challenging cases but that PM USA is aggressively defending itself and has strong legal and factual challenges to these suits. By way of background, the original Engle case was a class action brought by smokers in Florida that resulted in a punitive damages verdict against the industry in 2000. On appeal, the

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

Florida Supreme Court vacated the punitive damages award and decertified the class. At the same time, however, the court allowed class members to file individual suits by January 2008, in which they could use certain general jury findings regarding company conduct. Exactly how these findings could be used, however, has been and continues to be a critical legal issue of constitutional magnitude that cuts across all of these cases.

Although earlier this year the Florida Supreme Court in Douglas rejected our due process challenge, we will shortly be asking the U.S. Supreme Court to review the decision. The due process issue is also currently before the Eleventh Circuit Court of Appeals in two appeals brought by R.J. Reynolds Tobacco Company. We look forward to the Eleventh Circuit’s decision and the possible opportunity to present our arguments to the U.S. Supreme Court.

In the meantime, in the federal and state trial courts, we received defense wins in approximately half of the Engle progeny cases tried to verdict. Furthermore, in the last year, state appellate courts reversed several compensatory and punitive damages awards on a variety of state law grounds. PM USA will continue to defend these cases vigorously and appeal any loss, though it is possible that we will have to pay some judgments this year depending on if and when the U.S. Supreme Court accepts review.

We also have recently finished a trial in West Virginia in a unique case that was a consolidation of hundreds of individual personal injury actions filed against the major cigarette companies.  After over 15 years of litigation, the jury rejected virtually all of plaintiffs’ claims, including for punitive damages.  The plaintiffs prevailed only on the narrow - and unique - claim that ventilated filter cigarettes between 1964 and July 1, 1969 should have included instructions, such as how to hold the cigarette without covering up the ventilation holes.  To the extent any plaintiff chooses to prosecute such a claim, he or she would have to prove at trial that the absence of such instructions somehow led to his or her injuries.  Obviously, we would have substantial defenses in such a lawsuit.

To sum up, we have had success in managing litigation, although we continue to face significant challenges, as we have for many years. Our goal remains to protect the interests of our shareholders by vigorously defending these claims.

Finally, let me bring you up to date on the status of the NPM adjustment.  Pursuant to the settlement of the 2003 - 2012 NPM adjustment (NPM Adjustment) disputes with certain states, PM USA received a credit of $483 million against its April 2013 Master Settlement Agreement (MSA) payment.  In late May, two

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013 additional states joined the settlement, and as a result, PM USA expects to receive another $36 million credit against its MSA payment obligations.  A number of states that have not joined the settlement have actions pending in their state courts to vacate or modify the stipulated award.   The arbitration with the states that did not join the settlement concluded in late May, and we are awaiting the panel’s decision as to the 2003 diligent enforcement claims of those states.  Proceedings to determine state diligent enforcement claims for 2004 and subsequent years have not yet been scheduled.

Now, I’ll turn the presentation over to Howard.

Remarks by Howard Willard

Thanks Murray. Good morning everyone.

My remarks this morning will focus on four strategies that we believe will generate strong returns for our shareholders for the long-term:

•	Generating operating income growth from our businesses;

•	Focusing on controlling costs;

•	Maintaining a strong balance sheet; and

•	Delivering excellent cash returns to shareholders, primarily through dividends.

Let’s start in the smokeable products segment. PM USA and Middleton’s objective is to maximize income while maintaining modest share momentum on Marlboro and Black & Mild over time. And we have a track record of delivering against this objective.

From 2008 through 2012, the smokeable products segment:

•	Grew revenue net of excise taxes per thousand units at a compounded annual rate of 5.5%;

•	Grew adjusted operating companies income at a compounded annual rate of 4.7% to $6.3 billion; and

•	Expanded adjusted operating companies income margins from 33.8% to 41.2%.

Pricing has been and will continue to be an important contributor to income growth in the smokeable products segment. From 2008 through 2012, the smokeable products segment led its principal competitors in revenue growth, excluding excise taxes, on a per thousand basis. And, in the first quarter of 2013, the segment grew the same metric by 4.5%.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

At the same time that PM USA and Middleton realized this net pricing, we have also been very mindful of managing costs, as controllable costs per thousand were essentially flat over that same 2008 to 2012 period.

Our smokeable products segment has performed very well in a challenging environment, and has consistently grown its income, which helped support our strong returns to shareholders over the last five years.

Let’s move to our smokeless products segment, where USSTC and PM USA’s goal is to increase income by growing volume at or ahead of the category growth rate while maintaining modest share momentum on Copenhagen and Skoal combined.

From 2009, the year we acquired USSTC, through 2012, the smokeless products segment delivered excellent results against these objectives:

•	Copenhagen and Skoal grew their combined volume at a compounded annual rate of 7.6%, which is over two percentage points higher than the category;

•	Copenhagen and Skoal’s combined retail share was up approximately three percentage points;

•	USSTC and PM USA grew their adjusted operating companies income in the smokeless products segment at a compounded annual rate of 14.9%; and

•	Adjusted operating companies income margins were up 11.3 percentage points.

Turning to our premium wine business, Ste. Michelle grew its adjusted operating companies income at a compounded annual rate of 12.5% from 2009 through 2012.

Our operating companies generate a significant amount of cash. Their strong performance has helped grow our operating cash flow from continuing operations from $3.2 billion in 2008 to $3.9 billion in 2012.

Cost management is also an important part of the algorithm to deliver strong profit growth, particularly in the smokeable products business where cigarette volumes continue to decline. We have been very successful in reducing our costs over the past five years. This cost reduction was as a result of the multi-year $1.5 billion cost reduction program that was finished in the third quarter of 2011. After completing that program, we launched another cost reduction initiative to achieve an additional $400 million in annualized cost savings versus previously planned spending by the end of 2013. This program remains on

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013 track. Although this program ends this year, cost management remains an important part of our culture and our continuing efforts to grow shareholder value.

Let’s briefly touch on capital expenditures. We currently project our future internal uses of cash to be relatively modest. We anticipate capital expenditures across the Altria family of companies to be less than 2% of revenues net of excise taxes over the next several years. For this year, we anticipate capital expenditures will be in the range of $125 million to $150 million.

Altria’s strong balance sheet is the third element that helps sustain our ability to reward shareholders. A strong balance sheet secures the cash flow generated by our operating companies, protects Altria’s investment grade credit rating and supports Altria’s approximately 80% dividend payout ratio target.

Our investment grade credit rating is key to our capital structure because it allows us to competitively access the capital markets. It has allowed us to issue over $6 billion of senior notes over the past three years at attractive rates. Altria’s credit rating provides us access to the commercial paper market to cover short-term cash needs, such as during months immediately preceding and following MSA, tax and dividend payments that occur each April. We also have a revolving credit facility of $3 billion that backstops our commercial paper borrowings.

In the third quarter of 2012, Altria completed a tender offer that repurchased high-coupon debt and replaced it with new, lower cost debt. The key benefits of the refinancing included the ability to reduce our 2018 and 2019 debt maturity towers, lower future interest expense and reduce our weighted average coupon rate. Last month, we issued $1 billion of senior notes in 10-year and 30-year maturities with a weighted average coupon rate of 3.96%. These and other actions decreased our weighted average coupon rate from 9.1% at the end of 2009 to 7.0% as of May 31, 2013.

From now through the end of the first quarter of 2014, we will have approximately $2 billion of debt coming due with associated annual interest payments of approximately $160 million. Our decision to refinance or retire this debt as it comes due depends upon the conditions in the capital markets, interest rates, Altria’s business needs and other factors.

Our debt to EBITDA ratio of approximately 1.7 to 1 as of March 31, 2013 is well within our credit agreement debt covenants of not more than 3 to 1.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

In January of this year, Altria made a voluntary $350 million contribution to its pension plans, increasing our funding position to approximately 82% on a Projected Benefit Obligation basis.

Altria’s economic interest in SABMiller strengthens our balance sheet, provides income diversification and helps grow our EPS and dividend, while helping to sustain our investment grade credit rating. This position allows us to participate in the estimated $32 billion global beer profit pool, where SABMiller has an estimated 20% share. The market value of Altria’s interest has increased nicely from $3.4 billion in July 2002 to nearly $21.8 billion as of May 31, 2013. The dividend income that Altria has received from our equity investment in SABMiller has grown from $112 million in 2003 to $402 million in 2012, a compounded annual growth rate of 15.3%. This asset has a low tax basis of under $500 million, and any sale would be taxed at our corporate tax rate of approximately 35%. We regularly evaluate our economic interest in SABMiller and currently believe maintaining the investment is in the best interests of our shareholders.

Altria’s income growth, cost control and strong balance sheet enable us to return a large amount of cash to shareholders, primarily through dividends. Altria has a long history of dividend payments and dividend increases, having increased its dividend 46 times in the last 44 years. Future dividend payments remain subject to the discretion of Altria’s Board of Directors.

Since the spin-off of PMI in early 2008 through May 31, 2013, Altria has paid shareholders $15.3 billion in dividends and increased its dividend six times for a compounded annual growth rate of 8.7%. In August 2012, Altria increased its dividend by 7.3% to an annualized rate of $1.76 per share. A strong and growing dividend is an important part of why we believe that Altria is an attractive investment in any environment.

Finally, Altria also has repurchased stock when we have concluded that it is the best use of cash to maximize shareholder value. Since the PMI spin-off through March 31, 2013, Altria has repurchased approximately $3.7 billion of shares. In 2012, Altria repurchased shares worth $1.1 billion and completed our $1.5 billion program in the first quarter of 2013. In April 2013, we announced a new $300 million share repurchase program that we expect to complete by the end of this year. The timing of share repurchases depends upon marketplace conditions and other factors.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

To sum up, we are focused on strategies that have consistently delivered strong returns for shareholders. Together, these strategies allow us to maximize the value of our assets while positioning the company for long-term growth.

Altria has revised its guidance for 2013 full-year reported diluted EPS from a range of $2.49 to $2.55 to a range of $2.50 to $2.56 to reflect the impact of an additional $36 million credit to be applied against PM USA’s MSA payment obligations as a result of two more states joining the previously disclosed settlement of the NPM adjustment disputes for 2003 - 2012.

Altria reaffirms that it expects its 2013 full-year adjusted diluted EPS to increase by 6% to 9% to a range of $2.35 to $2.41 from an adjusted diluted base of $2.21 per share in 2012.

Thank you and I will now turn it back to Marty.

Remarks by Marty Barrington

Thanks Howard.

And thank you all for listening this morning. Altria is a great company with diverse strengths. We have leading businesses driven by premium brands. We have broad capabilities that help us drive innovation and manage external challenges. And we have committed employees who work every day to successfully execute our strategies.

Altria’s strengths and the successful execution of its strategies have delivered excellent total returns to shareholders. From the end of 2007 to the end of 2012, Altria’s total shareholder return was 84.2%, outperforming the S&P 500’s total return for the same period of 8.6% and the S&P Food, Beverage and Tobacco Index’s return of 54.9%.

These strong returns have been driven by Altria’s consistent delivery of solid annual adjusted diluted EPS growth and its dividend. Altria’s goal is to grow its adjusted diluted EPS at an average annual rate of 7% to 9% over time. From 2007 through 2012, Altria grew its adjusted diluted EPS at a compounded annual rate of 7.9% as compared with the S&P 500’s operating EPS growth of 3.2%, which excludes corporate and unusual items in a manner similar to our adjusted diluted EPS measure.1

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

Our dividend payout ratio of approximately 80% of adjusted diluted EPS was the highest in the S&P’s Food, Beverage and Tobacco Index and was among the highest in the S&P 500 in 2012. Our dividend yield of 4.9% as of May 31 exceeds the 2.1% yield of both the S&P 500 and 10-year U.S. Treasuries.

We’re proud of this track record. And we believe that the strengths we outlined today position us to create shareholder value over the long term.

We’ll now be happy to take any additional questions.

1S&P 500 operating EPS includes income from product (goods and services), excludes corporate (M&A, financing, layoffs), and unusual items.

###

Altria’s Profile
Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Nu Mark, Ste. Michelle and Philip Morris Capital Corporation (PMCC). Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria’s tobacco operating companies include such well-known names as Marlboro, Black & Mild, Copenhagen and Skoal. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle, Columbia Crest, 14 Hands and Stag’s Leap Wine Cellars, and it imports and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements
Today’s remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the period ended March 31, 2013.

These factors include the following: Altria’s tobacco businesses (including PM USA, USSTC, Middleton and Nu Mark) being subject to significant competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop successful new product technologies and markets within and potentially outside the United States; to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

Non-GAAP Financial Measures
Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Today’s webcast contains historical results and 2013 guidance for diluted EPS on both a reported basis and on an adjusted basis, which excludes items that affect the comparability of reported results. Reconciliations of adjusted measures to the most directly comparable GAAP measures are provided below.

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Adjusted Earnings Per Share Results Excluding Special Items
	Full Year Ended December 31,
	2012	2007	Compounded Annual Growth Rate
Reported diluted EPS from continuing operations	$2.06	$1.48
Loss on early extinguishment of debt	0.28	—
Asset impairment, exit and implementation costs	0.01	0.15
Recoveries from airline industry exposure	—	(0.06)
Interest on tax reserve transfers to Mondelēz International, Inc.	—	0.02
SABMiller special items	(0.08)	—
PMCC leveraged lease benefit	(0.03)	—
Tax items*	(0.03)	(0.09)
Tobacco and health judgments	—	0.01
Adjusted diluted EPS from continuing operations	$2.21	$1.51	7.9%

*Excludes the tax impact of the PMCC leveraged lease benefit.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2012	2008	Compounded Annual Growth Rate
Net Revenues	$22,216	$19,140
Excise taxes	(6,984)	(3,399)
Revenues net of excise taxes	15,232	15,741
Less: Revenues for contract volume manufactured for PMI	—	298
Revenues net of excise taxes and contract volume manufactured for PMI	$15,232	$15,443

Reported OCI	$6,239	$5,030
Asset impairment, exit, integration and implementation costs, net	28	184
Tobacco and health judgments	4	3
Adjusted OCI	$6,271	$5,217	4.7%
Adjusted OCI margins*	41.2%	33.8%
Adjusted OCI margin change (2012 vs. 2008)	7.4 pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes and contract volume manufactured for PMI.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2012	2011	Change
Net revenues	$22,216	$21,970
Excise taxes	(6,984)	(7,053)
Revenues net of excise taxes	$15,232	$14,917

Reported OCI	$6,239	$5,737
Asset impairment, exit and implementation costs, net	28	183
Tobacco and health judgments	4	98
Adjusted OCI	$6,271	$6,018	4.2%
Adjusted OCI margins*	41.2%	40.3%	0.9 pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2012	2008	Compounded Annual Growth Rate
Net revenues	$22,216	$19,140
Excise taxes	(6,984)	(3,399)
Revenues net of excise taxes	15,232	15,741
Less: Revenues for contract volume manufactured for PMI	—	298
Revenues net of excise taxes and contract volume manufactured for PMI	$15,232	$15,443

Shipment volume (units in millions)*	136,111	170,715

Revenues net of excise taxes per 1000 units**	$111.91	$90.46	5.5%

*Shipment volume includes cigarette units sold as well as promotional units, but excludes contract volume manufactured for PMI, and units sold in Puerto Rico and U.S. Territories, to Overseas Military and by Philip Morris Duty Free Inc.

**Revenues net of excise taxes per 1000 units are calculated as revenues net of excise taxes and contract volume manufactured for PMI divided by shipment volume multiplied by 1000.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	First Quarter Ended March 31,
	2013	2012	Change
Net revenues	$4,968	$5,100
Excise taxes	(1,524)	(1,622)
Revenues net of excise taxes	$3,444	$3,478

Shipment volume (units in millions)*	29,774	31,436

Revenues net of excise taxes per 1000 units**	$115.67	$110.64	4.5%

*Shipment volume includes cigarette units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to Overseas Military and by Philip Morris Duty Free Inc.
**Revenues net of excise taxes per 1000 units are calculated as revenues net of excise taxes divided by shipment volume multiplied by 1000.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2012	2008	Compounded Annual Growth Rate
Net revenues	$22,216	$19,140
Excise taxes	(6,984)	(3,399)
Revenues for contract volume manufactured for PMI	—	(298)
Resolution expenses	(4,888)	(5,479)
FDA user fees	(224)	—
Revenues net of excise taxes, contract volume manufactured for PMI, resolution expenses and FDA user fees	10,120	9,964

Reported OCI	6,239	5,030
Asset impairment, exit, integration and implementation costs, net	28	184
Tobacco and health judgments	4	3
Adjusted OCI	6,271	5,217

Controllable costs*	$3,849	$4,747

Shipment volume (units in millions)**	136,111	170,715

Controllable costs per 1000 units***	$28.28	$27.81	0.4%

*Controllable costs are calculated as revenues net of excise taxes, contract volume manufactured for PMI, resolution expenses and FDA user fees less adjusted OCI.
**Shipment volume includes cigarette units sold as well as promotional units, but excludes contract volume manufactured for PMI, and units sold in Puerto Rico and U.S. Territories, to Overseas Military and by Philip Morris Duty Free Inc.

***Controllable costs per 1000 units are calculated as controllable costs dividend by shipment volume multiplied by 1000.

                                                31
Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products
($ in millions)
	Full Year Ended December 31,
	2012	2011	Change
Net revenues	$1,691	$1,627
Excise taxes	(113)	(108)
Revenues net of excise taxes	$1,578	$1,519

Reported OCI	$931	$859
Asset impairment, exit, integration and implementation costs, net	28	35
UST acquisition-related costs	—	2
Adjusted OCI	$959	$896	7.0%
Adjusted OCI margins*	60.8%	59.0%	1.8 pp

*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products
($ in millions)
	Full Year Ended December 31,
	2012	2009	Compounded Annual Growth Rate
Net revenues	$1,691	$1,366
Excise taxes	(113)	(88)
Revenues net of excise taxes	$1,578	$1,278

Reported OCI	$931	$381
Asset impairment, exit, integration and implementation costs, net	28	236
UST acquisition-related costs	—	15
Adjusted OCI	$959	$632	14.9%
Adjusted OCI margins*	60.8%	49.5%
Adjusted OCI margins change (2012 vs. 2009)	11.3 pp

*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Wine
($ in millions)
	Full Year Ended December 31,
	2012	2011	Change
Reported OCI	$104	$91
UST acquisition-related costs	—	4
Adjusted OCI	$104	$95	9.5%

                                                32
Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Wine
($ in millions)
	Full Year Ended December 31,
	2012	2009	Compounded Annual Growth Rate
Reported OCI	$104	$43
Exit and integration costs	—	9
UST acquisition-related costs	—	21
Adjusted OCI	$104	$73	12.5%

Altria Group, Inc. and Consolidated Subsidiaries, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the Debt Covenant*
($ in millions)
Twelve Months Ended March 31, 2013**
Consolidated net earnings	$4,373
Equity earnings and noncontrolling interests, net	(963)
Dividends from less than 50% owned affiliates	404
Provision for income taxes	2,382
Depreciation & amortization	223
Loss on early extinguishment of debt	874
Asset impairment and exit costs	40
Interest and other debt expense, net	1,094
PMCC leveraged lease charge	7
Changes to Mondelēz International, Inc. and PMI tax-related receivables	(52)
Consolidated EBITDA	$8,382

Current portion of long-term debt	$1,984
Long-term debt	11,894
Discount on debt	48
Total Debt	$13,926

Total Debt / Consolidated EBITDA	1.7
*Reflects the terms “Consolidated EBITDA” and “Debt” as defined in Altria’s senior unsecured revolving credit agreement.
**Twelve months ended March 31, 2013 data is calculated by adding the relevant first-quarter 2013 and full-year 2012 financial data, then subtracting the corresponding first-quarter 2012 results.

                                                33
Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Earnings Per Share Guidance Excluding Special Items
	Full Year
	2013 Guidance			2012	Change
Reported diluted EPS	$2.50	to	$2.56	$2.06	21%	to	24%
Loss on early extinguishment of debt			—	0.28
NPM Adjustment			(0.16)	—
Asset impairment, exit and implementation costs			—	0.01
SABMiller special items			0.01	(0.08)
PMCC leveraged lease benefit			—	(0.03)
Tax items*			—	(0.03)
Adjusted diluted EPS	$2.35	to	$2.41	$2.21	6%	to	9%

*Excludes the tax impact of the PMCC leveraged lease benefit.

Source: Altria Group, Inc.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Investor Day Conference, June 11, 2013